Exhibit 23.2

Consent of Registered Independent Public Accounting Firm

Board of Directors
BroadVision, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-109709, 333-97521, 333-63798, 333-35114, 333-62619, 333-14057) of BroadVision, Inc. the use of our report of Independent Registered Public Accounting Firm dated May 26, 2006, on the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive income (loss), and cash flows for the year ended December 31, 2005 in the Annual Report on Form 10-K.

We also consent to the reference to us as experts in matters of accounting and auditing in the registration statements and prospectus.

/s/ Stonefield Josephson, Inc.

Irvine, California
March 23, 2007